Exhibit 5.1

April 30, 2013

Broadview Networks Holdings, Inc.

800 Westchester Ave., Suite N501

Rye Brook, NY 10573

Re:	Registration Statement on Form S-1 (File No. 333-187629)

Ladies and Gentlemen:

We have acted as counsel to:

(a) Broadview Networks Holdings, Inc., a Delaware corporation (the “Company”);

(b) Bridgecom Holdings, Inc., a Delaware corporation, Broadview NP Acquisition Corp., a Delaware corporation, Bridgecom International, Inc., a Delaware corporation, Bridgecom Solutions Group, Inc., a Delaware corporation, BV-BC Acquisition Corporation, a Delaware corporation, Broadview Networks of Massachusetts, Inc., a Delaware corporation, ATX Communications, Inc., a Delaware corporation, CoreComm-ATX, Inc., a Delaware corporation, ATX Licensing, Inc., a Delaware corporation, ATX Telecommunications Services of Virginia, LLC, a Delaware limited liability company, CoreComm Communications, LLC, a Delaware limited liability company, Eureka Broadband Corporation, a Delaware corporation, Eureka Holdings, LLC, a Delaware limited liability company, Eureka Networks, LLC, a Delaware limited liability company, InfoHighway Communications Corporation, a Delaware corporation, ARC Networks, Inc., a Delaware corporation, Broadview Networks, Inc., a New York corporation, A.R.C. Networks, Inc., a New York corporation, Trucom Corporation, a New York corporation, and Eureka Telecom, Inc., a New York corporation (collectively, the “Covered Guarantors”); and

(c) Open Support Systems, LLC, a Connecticut limited liability company, Broadview Networks of Virginia, Inc., a Virginia corporation, Eureka Telecom of VA, Inc., a Virginia corporation, InfoHighway Virginia, Inc., a Virginia corporation, Info-Highway International, Inc., a Texas corporation, Digicom, Inc., an Ohio corporation, and Nex-i.com, Inc., a New Jersey corporation (collectively, the “Other Guarantors,” and collectively with the Covered Guarantors, the “Guarantors”), in connection with the filing of a Registration Statement on Form S-1 (File No. 333-187629) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to which this opinion letter has been filed as an exhibit. The Registration Statement relates to the resale from time to time by the selling noteholders named in the Registration Statement of up to $128,839,500 in aggregate principal amount of 10.5% Senior

April 30, 2013

Secured Notes due 2017 (the “Notes”) issued by the Company pursuant to an Indenture, dated as of November 13, 2012, as amended by the First Supplemental Indenture dated as of April 17, 2013 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), by and among the Company, the Guarantors and The Bank of New York Mellon, as trustee and collateral agent. The Notes are fully, irrevocably and unconditionally guaranteed, jointly and severally, by the Guarantors (each, a “Subsidiary Guarantee”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions, including, without limitation, the Indenture. As to various factual matters, we have relied upon certificates and written statements of officers and other representatives of the Company and the Guarantors, and such other documents and information as we have deemed reasonably necessary or appropriate to enable us to render the opinions expressed below, and we have not undertaken any independent investigation to determine the existence or absence of any such facts.

In such examination, we have assumed the accuracy of all documents and information furnished to us, the genuineness of all signatures, the legal capacity of all natural persons executing agreements, instruments or documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed or photostatic copies thereof and the due authorization, execution and delivery of all documents by all parties.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Notes constitute valid and binding obligations of the Company.

2.	The Subsidiary Guarantee by each Covered Guarantor constitutes the valid and binding obligation of such Covered Guarantor.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than (i) the federal laws of the United States, (ii) the laws of the State of New York, (iii) the Delaware General Corporation Law and (iv) the Delaware Limited Liability Company Act, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, in each case as currently in effect.

April 30, 2013

The opinions expressed herein are expressed as of the date hereof and we undertake no duty or obligation to update such opinions.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to Willkie Farr & Gallagher LLP under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP